Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO CLOSES
SEGEL & SON ACQUISITION

CRANFORD, NJ and WARREN, PA, July 23, 2013 – Metalico, Inc., a leading recycler in the Great Lakes corridor, has closed its previously announced acquisition of the assets of Segel & Son., Inc., a family-owned scrap iron and metal recycling business for nearly 100 years with facilities in Warren, Pennsylvania and Olean, New York. Terms were not disclosed.

Eric C. Hern, President and Chief Executive Officer of Segel & Son, will stay on with the new ownership. He will have primary responsibility for overseeing and growing the former Segel operations.

Metalico will operate the Segel facilities through its Goodman Services, Inc. subsidiary, which has locations in Bradford, Pennsylvania and Jamestown, New York. The company expects the acquisition to enhance its position along the border of New York’s Southern Tier as an aggressive competitor for the region’s scrap and to boost supply materials for Metalico’s Buffalo shredder.

Metalico, Inc. is a holding company with operations in ferrous and non-ferrous scrap metal recycling (including PGM and minor metals recycling) and fabrication of lead-based products. Metalico operates scrap recycling and lead fabricating facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, Mississippi, Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #